Exhibit 10.10

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 23rd day of May, 2013 by and among Michael Kors (USA), Inc. (the “Company”), Michael Kors Holdings Limited (“MKHL”) and Lee S. Sporn (“Executive”).

WHEREAS, the parties desire to enter into this Agreement to reflect their mutual agreements with respect to the employment of Executive by the Company.

NOW, THEREFORE, in consideration of the mutual covenants, warranties and undertakings herein contained, the parties hereto agree as follows:

1. Term. The employment of Executive with the Company commenced on December 2, 2003 and shall continue under this Agreement through March 31, 2015 (the “Initial Term”), subject to the terms and provisions of this Agreement. After the expiration of the Initial Term, this Agreement shall be automatically renewed for additional one-year terms (each, a “Renewal Term”) unless either the Company or Executive gives written notice to the other of the termination of this Agreement at least ninety (90) days in advance of the next successive one-year term. Any election by the Company or Executive not to renew such employment at the end of the Initial Term or any Renewal Term shall be at the sole, absolute discretion of the Company or Executive, respectively. The period Executive is actually employed hereunder during the Initial Term and any such Renewal Terms is referred to herein as the “Term”.

2. Position and Duties.

(a) General. Executive shall be employed as Senior Vice President of Business Affairs, General Counsel and Secretary of the Company and MKHL. Executive shall perform such duties and services as are commensurate with Executive’s position and such other duties and services as are from time to time reasonably assigned to Executive by the Chief Executive Officer or Board of Directors of MKHL. Except for vacation, holiday, personal and sick days in accordance with this Agreement and the Company’s policies, Executive shall devote his full business time during the Term to providing services to the Company and its affiliates. Executive shall maintain a primary residence in the New York City metropolitan area during the Term.

(b) Additional Duties. All of Executive’s business time will be dedicated to serving as Senior Vice President of Business Affairs, General Counsel and Secretary of the Company and MKHL. Executive acknowledges and agrees that, except as otherwise provided in accordance with this Section 2(b), the Company will be sole employer under this Agreement and the Company will provide all payments and benefits to Executive under this Agreement. Executive further agrees, without additional compensation, to act as an officer of subsidiaries of MKHL, other than the Company. At the direction of MKHL, any rights and obligations of the Company hereunder may be assigned, in whole or in part, to such subsidiaries.

3. Compensation.

(a) Base Salary. Executive’s base salary (the “Base Salary”) shall be at the rate of $400,000 per year with an increase to $500,000 per year effective June 1, 2013. The Base Salary shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company.

(b) Periodic Review of Compensation. On an annual basis during the Term, but without any obligation to increase or otherwise change the compensation provisions of this Agreement, the Company agrees to undertake a review of the performance by the Executive of his duties under this Agreement and of the efforts he has undertaken for and on behalf of the Company.

(c) Annual Bonus.

(i) With respect to each full fiscal year of the Company during the Term, Executive shall be eligible to receive a cash bonus (the “Bonus”) based on a percentage of Executive’s Base Salary (with the incentive levels set at 50% target – 75% stretch – 100% maximum), in accordance with, and subject to, the terms and conditions of the Company’s then existing executive bonus plan (the “Bonus Plan”). The Bonus shall be 70% based on the achievement of reasonable goals and performance criteria relating to the divisions with which Executive is substantially involved, and 30% based on the achievement of overall corporate performance targets (in each case based on criteria established by the MKHL Board of Directors (or any appropriate committee thereof) at the beginning of each fiscal year). The amount of each Bonus shall be determined annually at the same time bonuses are determined for comparable senior executives of the Company in accordance with the Bonus Plan, and shall be payable at the same time and in the same manner as bonuses are paid to comparable senior executives of the Company.

(ii) During the Term, the targets and performance goals, including, without limitation, the extent to which they will be based on corporate performance, divisional performance or other criteria consistent with the terms and conditions of the Bonus Plan, shall be established annually by the MKHL Board of Directors (or any appropriate committee thereof) in accordance with the Bonus Plan.

(d) Benefits. During the Term, Executive shall be entitled to participate in the benefit plans and programs, including, without limitation, medical, dental and 401(k), that the Company provides generally to its divisional presidents in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be modified by the Company from time to time in its sole discretion.

(e) Expense Reimbursement. The Company shall reimburse Executive for the ordinary and necessary business expenses incurred by him in the performance of his duties in accordance with the Company’s policies and procedures.

(f) Equity-Based Compensation.

(i) Equity-Based Awards. Executive shall be eligible for stock option awards, restricted stock awards and other equity-based awards under the equity incentive plan generally applicable to eligible employees of the Company (the “Equity Incentive Plan”), in an amount not less than the largest grant to any other senior vice president, in accordance with, and subject to, the terms and conditions of the Equity Incentive Plan as it may be modified by MKHL or such subsidiary from time to time in its sole discretion and the applicable equity award agreement.

(ii) Effect of Termination. Except in the case of the termination of Executive for Cause, in which case any restricted stock granted to Executive shall be forfeited and any stock options granted to Executive under the Employee Option Plan will immediately terminate (whether or not vested and/or exercisable), any such awards that have become vested and/or exercisable prior to the Termination Date shall remain vested and/or exercisable after the Termination Date in accordance with the terms and conditions of the Equity Incentive Plan and/or any applicable stock option or restricted stock award agreement.

(g) Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements.

(h) Vacations. Executive shall be entitled to a total of four (4) weeks of paid vacation during each fiscal year of the Company during the Term and (ii) an additional two (2) weeks of paid vacation that may be taken at any time during the Term; provided, however, that such vacations shall be taken by the Executive at such times as will not interfere with the performance by Executive of his duties hereunder.

4. Termination of Employment.

(a) Death and Disability. Executive’s employment under this Agreement shall terminate automatically upon his death. The Company may terminate Executive’s employment under this Agreement if Executive is unable to perform substantially all of the duties required hereunder due to illness or incapacity for a period of at least 90 days (whether or not consecutive) in any period of 365 consecutive days.

(b) Cause. The Company may terminate Executive’s employment under this Agreement at any time with Cause. For purposes of this

Agreement, “Cause” means the occurrence of any of the following events: (i) a continuous or substantial dereliction of duties by Executive, or a material failure of Executive to promptly follow the written direction of the Company’s Chief Executive Officer, in either case that continues for at least thirty (30) days after written notice by the Company; (ii) dishonesty, fraud or breach of fiduciary duty by Executive with respect to the Company or Executive’s duties; (iii) gross negligence in the performance of Executive’s duties; (iv) willful misconduct by Executive with regard to the Company, its business, assets or employees; (v) the commission by the Executive of a fraud or theft against the Company or his conviction for, or pleading nolo contender to, the commission of, or aiding and abetting, a crime involving fraud, dishonesty or moral turpitude; or (vi) any other material breach of the terms of this Agreements or the Company’s policies as in effect from time to time that Executive has failed to cure within thirty (30) days following written notice of such breach from the Company to Executive. For purposes of this Section 4(b), “Company” shall include affiliates and licensees of the Company.

5. Consequences of Termination or Breach.

(a) Death or Disability; Termination for Cause or Without Good Reason. If Executive’s employment under this Agreement is terminated under Section 4(a) or 4(b) or as a result of the Company or Executive giving a non-renewal notice pursuant to Section 1, or Executive terminates his employment for any reason other than for Good Reason, Executive shall not thereafter be entitled to receive any compensation or benefits under this Agreement, other than (i) Base Salary earned but not yet paid prior to the Termination Date, and (ii) reimbursement of any expenses pursuant to Section 3(e) incurred prior to the Termination Date, For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events: (i) a reduction in Executive’s title or material reduction in Executive’s authority, in either case without Executive’s consent and that continues for at least thirty (30) days after written notice from the Company to Executive; or (ii) a material breach by the Company of its obligations under this Agreement that it has failed to cure within thirty (30) days following written notice of such breach from Executive to the Company.

(b) Termination Without Cause or With Good Reason. If Executive’s employment under this Agreement is terminated by the Company without Cause (which right the Company shall have at any time during the Term) and other than under Section 4(a) or as a result of the Company giving a non-renewal notice pursuant to Section 1, or Executive terminates his employment for Good Reason, the sole obligations of the Company to Executive shall be to make the payments described in clauses (i) and (ii) of Section 5(a), and, subject to Executive providing the Company with the release and separation agreement described below, to pay the Executive, in substantially equal installments in accordance with the normal payroll practices of the

Company over a one-year period commencing with the Termination Date, an amount equal to (i) Executive’s then current Base Salary plus (ii) the Bonus paid to Executive by the Company for the most recent fiscal year of the Company ended prior to the Termination Date, which amount shall be offset by any compensation and benefits that Executive receives from other employment (including self-employment) during such payment period. Executive agrees to promptly notify the Company upon his obtaining other employment or commencing self-employment during the severance period and to provide the Company with complete information regarding his compensation thereunder. The Company’s obligations to provide the payments referred to in this Section 5(b) shall be contingent upon (A) Executive having delivered to the Company a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company and its affiliates and their respective directors, officers, employees, agents and representatives satisfactory in form and content to the Company’s counsel, and (B) Executive’s continued compliance with his obligations under Section 6 of this Agreement. Executive acknowledges and agrees that in the event the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, (1) Executive’s sole remedy shall be to receive the payments specified in this Section 5(b) and (2) if Executive does not execute the separation agreement and release described above, Executive shall have no remedy with respect to such termination.

6. Certain Covenants and Representations.

(a) Confidentiality. Executive acknowledges that in the course of his employment by the Company, Executive will receive and or be in possession of confidential information of the Company and its affiliates, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, licensees, computer programs and software. Executive agrees that he will not, without the prior written consent of the Company, during the Term or thereafter, disclose or make use of any such confidential information, except as may be required by law or in the course of Executive’s employment hereunder. Executive agrees that all tangible materials containing confidential information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company all confidential information and property of the Company in Executive’s possession.

(b) Non-Competition. Executive agrees that during the Term Executive will not engage in, or carry on, directly or indirectly, either for himself or as an officer or director of a corporation or as an employee, agent, associate, or consultant of any person, partnership, business or corporation, any business in competition with the business carried on by the Company or any of its affiliates in any jurisdiction in which the Company or any of its affiliates actively conduct business.

(c) No Hiring. During the two-year period immediately following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

(d) Non-Disparagement. During the Term and thereafter, Executive agrees not to disparage the Company or any of its affiliates or any of their respective directors, officers, employees, agents, representatives or licensees and not to publish or make any statement that is reasonably foreseeable to become public with respect to any of such entities or persons.

(e) Copyrights, Inventions, etc. Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, concepts, ideas and processes (“Such Inventions”) that Executive now or hereafter during the Term may own or develop either individually or with others relating to the fields in which the Company or any of its affiliates may then be engaged or contemplate being engaged shall belong to the Company or such affiliate and forthwith upon request of the Company, Executive shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks and assignments thereof) and take all such other action as the Company may reasonably request in order to assign to and vest in the Company or its affiliates all of Executive’s right, title and interest (including, without limitation, waivers to moral rights) in and to Such Inventions throughout the world, free and clear of liens, mortgages, security interests, pledges, charges and encumbrances. Executive acknowledges and agrees that (i) all copyrightable works created by Executive as an employee will be “works made for hire” on behalf of the Company and its affiliates and that the Company and its affiliates shall have all rights therein in perpetuity throughout the world and (ii) to the extent that any such works do not qualify as works made for hire, Executive irrevocably assigns and transfers to the Company and its affiliates all worldwide right, title and interest in and to such works. Executive hereby appoints any officer of the Company as Executive’s duly authorized attorney-in-fact to execute, file, prosecute and protect Such Inventions before any governmental agency, court or authority. If for any reason the Company does not own any Such Invention, the Company and its affiliates shall have the exclusive and royalty-free right to use in their businesses, and to make products therefrom, Such Invention as well as any improvements or know-how related thereto.

(f) Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 6 are reasonable and necessary for the protection of the Company and its affiliates, and that they will be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company and its affiliates, they shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. If any provision of this Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

7. Miscellaneous.

(a) Representations. The Company, MKHL and Executive each represents and warrants that (i) they have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and (ii) this Agreement constitutes the legal, valid and binding obligation of such party and is enforceable against them in accordance with its terms. In addition, Executive represents and warrants that the entering into and performance of this Agreement by him will not be in violation of any other agreement to which Executive is a party and no activities of the Executive currently conflict with the provisions of Section 6(b).

(b) Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by a nationally recognized overnight delivery service or mailed by certified mail, return receipt requested, to the Company or MKHL, c/o the Company at the Company’s principal executive offices in New York, New York, Facsimile No.: (646) 354-4888 Attn: Chief Executive Officer, and if to Executive, to his home address on file with the Company or to such other address as may be provided by such notice.

(c) Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter. This Agreement is intended (with any documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by both parties hereto.

(d) Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged with such waiver.

(e) Assignment. Except as otherwise provided in this Section 7(e) and Section 2(b), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company and MKHL, in whole or in part, only (i) to MKHL or any of its subsidiaries and (ii) subject to compliance with Section 2(b).

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

(g) Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.

(h) Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in that State, without regard to its conflict of laws principles

(i) Arbitration. Any dispute or claim between the parties hereto arising out of, or, in connection with this Agreement, shall, upon written request of either party, become a matter for arbitration; provided, however, that Executive acknowledges that in the event of any violation of Section 6 hereof, the Company shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall be before a neutral arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and take place in New York City. Each party shall bear its own fees, costs and disbursements in such proceeding. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MICHAEL KORS (USA), INC.

By:	/s/ John D. Idol
Name: John D. Idol Title: Chief Executive Officer

Michael Kors Holdings Limited

By:	/s/ John D. Idol
Name: John D. Idol Title: Chief Executive Officer

Executive

/s/ Lee S. Sporn
Lee S. Sporn

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